STOCK PURCHASE AGREEMENT

Agreement made the 6th day of November, 2003, among First Colony Merchant, a Nevada corporation (the "Buyer"), and WFD Partnership, a Florida general partnership (the "Seller").

RECITALS

WHEREAS, Seller is the owners of Two Million (2,000,000) shares of common stock, par value $.01, of Environmental Monitoring & Testing Corporation, a Delaware corporation (the "Company"); and

WHEREAS, the Company has authorized (i) Thirty Million (30,000,000) shares of common stock, par value $.01 per share, all of which have the same rights and privileges, of which approximately 6,184,000 shares are issued, 3,785,183 shares are issued and outstanding, and 2,398,817 shares are held as treasury shares; and (ii) One Million (1,000,000) shares of preferred stock, par value $.01 per share, none of which are issued out outstanding; and

WHEREAS, Seller wishes to sell 2,000,000 of their shares of common stock of the Company (which 2,000,000 common shares are referred to as the "Shares") to Buyer and Buyer wishes to acquire the Shares from Seller on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

INCORPORATION OF RECITALS

All of the recitals set forth above are incorporated herein by reference.

ARTICLE II

DEFINITIONS

The following terms, as used herein, have the following meanings:

"Affiliate" of a Person means a Person, who directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person.

"Agreement" has the meaning set forth in the introductory paragraph.

"Buyer" means First Colony Merchant, a Nevada corporation.

"Closing" has the meaning set forth in Section 3.5.

"Common Stock" means the voting common stock of the Company.

"Company" means Environmental Monitoring & Testing Corporation.

"Intellectual Property" has the meaning set forth in Section 4.13.

"Leases" and "Lease" have the meanings set forth in Section 4.12.

"Licenses and Permits" has the meaning set forth in Section 4.6.

"Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency of instrumentality thereof.

"Purchase Price" shall mean the cash delivered by Buyer to Seller at Closing pursuant to Section 3.2.

"Real Property" means all of the real property, together with the fixtures and other improvements located thereon and the appurtenances thereto, owned by a Person.

"Securities Act" means the Securities Act of 1933, as amended.

"Seller" means WFD Partnership, a Florida general partnership.

"Shares" means the 2,000,000 shares of common stock of the Company to be sold by the Seller to the Buyer.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code section 59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alterative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE III

TRANSFER OF SHARES

3.1 Shares Being Transferred. Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 3.5 hereof, the Seller shall sell, transfer, assign and deliver the Shares to the Buyer, and the Buyer shall acquire the Shares from the Seller, free and clear of all liens, charges, or encumbrances of whatsoever nature.

3.2 Purchase Price. In consideration of the sale of the Shares by Sellers to Buyer, Buyer shall pay Seller One Hundred Sixty-Five Thousand Dollars ($165,000) and shares of the common stock of the Company as follows:

(i) $16,500 as a deposit against the purchase price, which amount has been paid to Belmont Partners, LLC, as agent for the Seller;

(ii) $148,500 in cash at closing; and

(iii) Seventy-Five Thousand (75,000) shares of common stock of the Company, which shares shall be "restricted" as defined in Section 3.3, below.

The 75,000 shares of common stock to be issued to the Seller shall be determined on a post-transaction basis (including any subsequent merger or reverse which may be effected by the Company), and shall be accordingly adjusted for such transaction or transactions so that in the event of any such transaction the Buyer shall cause the Company to issue to the Seller such additional shares as shall then constitute the same percentage of authorized shares as a percentage determined by a fraction of the numerator of which shall be 75,000 and the denominator of which shall be 30,000,000. The shares to be issued to the Seller shall be issued to such entities or persons as the Seller may direct at or subsequent to Closing.

3.3 Shares Restricted. The Shares shall be "restricted" shares within the meaning of Securities and Exchange Commission Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"), and accordingly the certificate or certificates representing the Shares shall bear a restrictive legend in accordance with the requirements of Rule 144.

3.4 No Representation of Value. The Buyer hereby confirms that neither the Seller, nor any officer, director or shareholder of the Company, or any agent of or professional employed by any of them, has made any representation to the Buyer as to the present or future value of the Shares, nor has Buyer or any such person made any representation with respect to the ability of the Buyer to sell all or any part of the Shares at the current market price or any other price. Further, the Seller hereby confirms its understanding that neither the purchase price of the Shares nor the current or future bid or asking price of the Company's common stock, including the Shares, may not bear any relationship to the net tangible book value of the Company's common stock and, further, may be unrelated to any other generally accepted method of valuation of the Company or the Shares.

3.5 Closing. The closing of the purchase and sale contemplated herein (the "Closing") shall take place electronically at 10:00 A.M., November 10, 2003, or at another time or location mutually agreeable to the Sellers and the Buyer; provided, however, that the existing officers and directors of the Company shall remain officers and directors until November 28, 2003, and shall be entitled to continue to pay from the Company's funds, costs and expenses of the Company, including professional fees, severance payments, and other Company obligations, and to file the Company's federal tax return for the year ended September 30, 2003; provided that the resignation of the now existing officers and directors shall occur at such earlier or later date when Buyer provides Seller with proof of the Company's compliance with SEC Rule 14(f), as set forth in Section 3.6.

3.6 Deliveries at Closing by Seller. At Closing, the Seller shall deliver to Buyer (i) certificates representing the Shares, with stock powers endorsed in blank with Medallion signature guarantees, and with all necessary transfer tax stamps attached; (ii) a resolution of the existing directors of the Company appointing two nominees of Buyer directors of the Company; (iii) resignations of the now existing officers and directors of the Company, subject to Section 3.5 and the requirement of the Section 14(f) of the Exchange Act; and (iv) all other items required to be delivered by Sellers to Buyer at or prior to Closing under this Agreement. Information with respect to the Buyer's designees complying with Section 14(f) of the Securities Exchange Act of 1934, as amended ("Exchange Act") and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder, shall be submitted by the Seller to the Buyer at or prior to closing so that the Buyer can cause the Company to file an Information Statement pursuant to Section 14(f) of the Exchange Act to be prepared and submitted to the Company's transfer agent or other mailing representative, to be mailed to all Company shareholders as of, or promptly thereafter, the closing. Following the requisite 10-day period following such mailing and the filing of such information with the SEC, the resignations of the Company's current directors and officers and the election of the Buyer's designated directors shall become effective.

3.7 Deliveries at Closing by Buyer. At Closing, the Buyer shall deliver to Seller the Purchase Price.

3.8 Deliveries; Post-Closing by Buyer. Upon the effectiveness of the resignation of the now existing officers and directors of the Company and the Company's compliance with Section 14(f) of the Exchange Act, the newly-elected officers and directors of the Company shall cause the Company to issue to the Seller, or to such individuals or companies as the Seller shall designate, a certificate or certificates for an aggregate of 75,000 shares of the common stock of the Company. Such shares shall be "restricted" shares within the meaning of SEC Rule 144. As set forth in Section 3.2, upon the completion of a merger, business combination, reverse stock split of the Company, or like event, the Buyer shall cause the Company to issue to the Seller, or its designees, such additional shares of Stock of the Company which shall, upon the issuance of any shares issued in connection with such business combination, reverse stock split or like transaction, constitute that percentage of shares of the then existing issued and outstanding shares of the Company which shall be determined by a fraction the numerator of which shall be 75,000 and the denominator of which shall be 30,000,000.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants the following:

4.1 Organization, Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted. The Company is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on the Company or the business conducted by it.

4.2 Capitalization of the Company. The authorized capital stock of the Company consists only of the capital stock described under the caption "Recitals." The Company has no commitment to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock and no such securities or obligations are issued or outstanding.

4.3 Consents and Approvals. Except as set forth in Section 3.6 (which describes the Section 14(f) Information Statement requirement to be filed), there is no requirement applicable for the Company or the Seller to make any filing with, or to obtain any permit, authorization, consent or approval of, any public body as a condition to the consummation of the sale of the Shares.

4.4 Non-Contravention. The execution and delivery by the Seller of this Agreement do not, and the consummation of the sale of the Shares will not, (i) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company or the Seller is a party or by which the Company or the business conducted by it, may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or the Seller or to the business conducted by the Company.

4.5 Financial Condition of the Company at Closing. At Closing the Company will have no liabilities and will have cash all of which shall be distributed by the Company's now existing officers to pay costs, expenses and severance compensation.

4.6 Licenses and Permits. The term "Licenses and Permits" as used herein means federal, state and local governmental licenses, permits, approvals and authorizations, whether foreign or domestic, The Company has all of the Licenses and Permits required to conduct its business as it is presently being conducted, all of which are in full force and effect. No written notice of a violation of any such License or Permit has been received by the Seller or, to the knowledge of the Company, threatened, and no proceeding is pending or, to the knowledge of the Seller, threatened, to revoke or limit any of them. The Seller has no reason to believe that any of the Company's Licenses and Permits in effect on the date hereof will not be renewed.

4.7 Compliance with Laws. Subject to the Company's periodic reports filed with the SEC, to the best of Seller's knowledge the Company has operated its business in compliance with all laws, regulations, orders, policies, guidelines, judgments or decrees of any federal, state, local or foreign court or governmental authority applicable to it or its business including, without limitation, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, the failure to comply with which could reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations of the Company. The Company has not received any notice alleging non-compliance with any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees.

4.8 Financial Statements. Seller has made available to Buyer through public records a true and complete copy of the Company's financial statements through September 30, 2003, filed with the SEC. The financial statements fairly represent the financial position of the Company as of such dates and the results of its operations and changes in financial position for such periods and have been prepared in accordance with generally accepted accounting principals applied on a consistent basis.

4.9 Litigation. There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of the Seller, threatened, against the Company, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against the Company which have, or if adversely determined could reasonably be expected to have, a material adverse effect on the earnings, assets, financial condition or operations of the business conducted by the Company, or which seek specifically to prevent, restrict or delay consummation of the sale of the Shares or fulfillment of any of the conditions of this Agreement.

4.10 Operation in Ordinary Course. Since September 30, 2003, the Company has operated its business in the ordinary and usual course and in a manner consistent with past practices.

4.11 Title to Properties. The Company does not own any personal, tangible, intangible or Real Property.

4.12 Leases. The Company's existing office lease rent has been prepaid through its term.

4.13 Intellectual Property. The Company has no intellectual property.

4.14 Material Contracts. The Company has no material contracts.

4.15 Insurance. The Company has no insurance contract in force.

4.16 Labor Matters. The Company has no employees.

4.17 Employee Benefit Plans. The Company has no employee benefit plans.

4.18 Finder. The Buyer has engaged Belmont Partners, LLC, as its agent in connection with the negotiation and consummation of the sale described in this Agreement. The Buyer has directed the Seller to pay to Belmont Partners, LLC, for and on behalf of the Buyer, Twenty Thousand Dollars ($20,000) of the amount paid by the Buyer on account of the Purchase Price, which amount has been paid, and is intended solely for delivery, to Belmont Partners, LLC. No other broker, finder or investment banker is entitled to any fee or commission from the Buyer or Seller of the Company for services rendered on their behalf in connection with the transactions described herein.

4.19 Full Disclosure. None of the representations and warranties of Seller which are made in Article IV of this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.20 Books and Records. The books of account and other financial and corporate records of the Company are in all material respects complete and correct, are maintained in accordance with good business practices, and are accurately reflected in the Company's financial statements included in its periodic reports filed with the SEC. The minute books of the Company as previously made or to be made available to Buyer contained accurate records of all meetings.

ARTICLE V

BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants as of the date of execution of this Agreement and as of Closing as follows:

5.1 Organization, Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted.

5.2 Consents and Approvals. There is no requirement applicable for the Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any public body as a condition to the execution of this Agreement or the consummation of the purchase of the Shares.

5.3 Corporate Authority and Resolutions. The Buyer's Board of Directors has adopted resolutions authorizing the Buyer's execution of this Agreement as of the date hereof and shall adopt such additional resolutions as may be necessary authorizing the Buyer's execution of documents and closing as contemplated by this Agreement.

5.4 Binding Agreement. The execution, delivery and performance of this Agreement and the other instruments contemplated by this Agreement by Buyer have been duly authorized by all necessary corporate action of the Buyer. This Agreement has been duly executed and delivered to the Sellers by the Buyer and constitutes the legal, valid and binding agreement of the Buyer, enforceable in accordance with its terms.

5.5 Authority of the Buyer. Buyer represents and warrants to Seller that Buyer is the duly authorized agent and representative of Spring Mountain Investments, LLC, a Nevada limited liability company, which is the record owner of the unimproved parcels of property in Clark County, Nevada.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Investigation of Business and Properties; Additional Data. The Buyer has been given access to all books and records of the Company and the Company's filings with the SEC. Buyer and its attorneys, accountants, financial advisors and other representatives have had complete access to the Company's offices, and to the officers, employees, properties, contracts, and books and records of the Company. The Buyer has completed and is satisfied with its examination of all such documents and matters. In addition, the Seller shall furnish to the Buyer such financial, operating and additional data as the Buyer may reasonably request concerning the business, operations, properties and personnel of the Company or the Buyer.

6.2 Further Assurances. The parties will use reasonable efforts to implement the provisions of this Agreement, and for such purpose, the parties will, at the request of any other party, at or after the closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such additional documents as any other party may reasonably deem necessary or desirable to implement any provision of this Agreement.

6.3 Expenses. Whether or not the sale of the Shares is consummated all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, except that Seller's actual legal fees in connection with the negotiation and completion of this Agreement up to Sixteen Thousand Five Hundred Dollars ($16,500) will be paid by Buyer in the event that Buyer does not complete the transaction contemplated other than on account of a material breach of this Agreement by Seller.

ARTICLE VII

GENERAL PROVISIONS

7.1 Notices. All notices, requests, demands and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when delivered personally with a receipt, when delivered by an overnight courier service or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

(a) To: Seller: WFD Partnership

100 E. Linton Blvd. #108-B

Delray Beach, FL 33483

With a copy to: Jonathan L. Shepard, Esquire

Siegel, Lipman, Dunay & Shepard

5355 Town Center Road, Suite 801

Boca Raton, FL 33486

(b) To Buyer: First Colony Merchant

c/o John Edwards

6767 W. Tropicana Avenue #203

Las Vegas, NV 89103

Either party may change its address for notices by written notice to the other given pursuant to this paragraph.

7.2 Entire Agreement; Amendment. This Agreement sets forth the entire understanding between the parties in connection with the transaction contemplated herein, there being no terms, conditions, warranties or representations other than those contained herein, referenced herein or provided for herein. Neither this Agreement nor any term or provision hereof may be altered or amended in any manner except as an instrument in writing signed by the party against whom the enforcement of any such change is sought.

7.3 Severability. If any term of this Agreement is illegal or enforceable at law or in equity, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of any applicable law or laws and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

7.4 Survival of Representations and Warranties. Unless otherwise specifically noted herein, the several representations, warranties and covenants of the parties contained herein shall survive the closing for a period of three (3) months from the Closing date. Thereafter neither party shall have any liability to the other based upon any of the representations, warranties and covenants set forth herein.

7.5 Waiver. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of either party at any time to require performance by the other of any provision of this Agreement shall not affect such party's right thereafter to enforce the same, (ii) no waiver by either party of any default by the other shall be taken or held to be a waiver by such party of any other preceding or subsequent default, and (iii) no extension of time granted by either party for the performance of any obligation or act by the other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

7.6 Number and Gender. Whenever the context so requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be construed to mean or include any other gender or genders.

7.7 Headings and Cross-References. The headings of this Agreement are included for convenience of reference only, and shall in no way limit or affect the meaning or interpretation of the specific provisions hereof. All cross-references to paragraphs herein shall mean the paragraphs of this Agreement unless otherwise stated or clearly required by the context. All references to Exhibits herein shall mean the Exhibits to this Agreement. Words such as "herein" and "hereof" shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise stated or clearly required by the context.

7.8 Choice of Laws. This Agreement is to be construed and governed by the laws of the State of Florida, except for the choice of law rules utilized in that jurisdiction.

7.9 Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

7.10 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to (i) confer any rights or remedies on any person other than the parties and their respective successors and assigns, (ii) relieve or discharge the obligation or liability of any third party, or (iii) or give any third party any right of subrogation or action against any party hereto.

7.11 Counterparts. This Agreement may be signed in counterparts and delivered in facsimile form with the same effect as if the signature on each counterpart were on the same instrument and an original. Each of the counterparts, when signed, shall be deemed to be an original, and all of the signed counterparts together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.

WITNESS/ATTEST: SELLER:

WFD PARTNERSHIP

_________________________ By: /s/ Vincent A. Ferri

Vincent A. Ferri,

General Partner

_________________________ By: /s/ Martin Jacoby

Martin Jacoby,

General Partner

BUYER:

FIRST COLONY MERCHANT

_________________________ By: /s/ John Edwards